Exhibit 3.3

BYLAWS

OF

STERLING BANCORP, INC.

ARTICLE I

OFFICES.

1.01                        Principal Office.  The principal office of the corporation shall be at such place as the Board of Directors shall from time to time determine.

1.02                        Other Offices.  The corporation also may have offices at such other places as the Board of Directors may from time to time determine or the business of the corporation requires.

ARTICLE II

SEAL

2.01                        Seal.  The corporation may have a seal in such form as the Board of Directors may from time to time determine.  The seal may be used by causing it or a facsimile to be impressed, affixed, or otherwise reproduced.

ARTICLE III

CAPITAL STOCK

3.01                        Issuance of Shares.  The shares of capital stock of the corporation shall be issued in such amounts, at such times, for such consideration and on such terms and conditions as the Board of Directors shall deem advisable, subject to the Articles of Incorporation and any requirements of the laws of the State of Michigan.

(i)                                     Series A Preferred Shares.  Subject in all cases to the other provisions of this Article III, the following sets forth the designation, preferences, limitations as to dividends, voting and other rights, and the terms and conditions of redemption of the Series A Preferred Shares (defined below) of the corporation.

(a)                                 There is hereby established a series of Preferred Shares designated “Series A Cumulative Redeemable Preferred Shares, par value $0.01 per share” (the “Series A Preferred Shares”), which shall consist of 200,000 authorized shares.

(b)                                 All shares of Series A Preferred Shares redeemed, purchased, exchanged, or otherwise acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Shares.

(c)                                  The Series A Preferred Shares shall, with respect to dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights, rank (i) junior to any other series of Preferred Shares hereafter duly established by the Board of Directors, the terms of which specifically provide that such series shall rank prior to the Series A Preferred Shares as to the payment of dividends and distribution of assets upon liquidation (the “Senior Preferred Shares”), (ii) pari passu with any other series of Preferred Shares hereafter duly established by the Board of Directors, the terms of which specifically provide that such series shall rank pari passu with the Series A Preferred Shares as to the payment of dividends and distribution of assets upon liquidation (the “Parity Preferred Shares”), and (iii) prior to any other class or series of capital shares, including, without limitation, the Common Shares of the Corporation, whether now existing or hereafter duly established by the Board of Directors (collectively, the “Junior Shares”).

(d)                                 (1)  Subject to the rights of any Senior Preferred Shares, the holders of the then outstanding shares of Series A Preferred Shares shall be entitled to receive, as and when declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at an annual rate equal to the 90 day Libor rate as in effect at the beginning of each quarterly period plus 280 basis points of the $100 per share liquidation preference (i.e., $3.91 per annum per share as of the date hereof).  Such dividends shall accrue and be cumulative from the date of original issue and shall be payable in equal quarterly amounts in arrears on or before the last day of each March, June, September, and December or, if such day is not a business day, the next succeeding business day (each, a “Dividend Payment Date”) (for the purposes of this Subparagraph (1) of this Paragraph (d), a “business day” is any day, other than a Saturday, Sunday, or legal holiday, on which banks in Detroit, Michigan, are open for business).  The first dividend, which shall be paid on June 30, 2004, will be for less than a full quarter.  All dividends on the Series A Preferred Shares, including any dividend for any partial dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to holders of record as they appear in the share records of the corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designed by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(2)                                 No dividends on the Series A Preferred Shares shall be declared by the Board of Directors or paid or set apart for payment by the corporation if any regulatory requirement or agreement of the corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment, or setting apart for payment, would constitute a violation of, breach of, or a default under, such regulatory requirement or agreement or if such declaration, payment, or setting aside shall be restricted or prohibited by law.

(3)                                 Dividends on the Series A Preferred Shares shall accrue and be cumulative regardless of whether the Corporation has earnings, regardless of whether there are funds legally available for the payment of such dividends, and regardless of whether such dividends are declared.  Accrued but unpaid dividends on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.  Except as set forth below in this Subparagraph (3), no dividends shall be declared or paid or set apart for payment on any Common Shares or any other series of Preferred Shares ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares (other than a dividend in shares of Junior Shares) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period.  When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata, so that the amount of dividends declared per share of Series A Preferred Shares and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Shares and such other series of Preferred Shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) bear to each other.  No interest shall be payable in respect of any dividend payment on the Series A Preferred Shares that may be in arrears.  Holders of shares of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property, or shares, in excess of full cumulative dividends on the Series A Preferred Shares as provided above.  Any dividend payment made on shares of the Series A Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

(4)                                 Except as provided in Subparagraph (3) of this Paragraph (d) of this Item (i) of this Article III, unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period: (i) no dividends (other than in shares of Junior Shares) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Shares (or any other Preferred Shares ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation); and (ii) no shares of Common Shares (or any other Preferred Shares ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation) shall be redeemed, purchased, or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for Junior Shares.

(e)                                  Subject to the rights of any Senior Preferred Shares, upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, and before any distribution of assets shall be made in respect of any Junior Shares, the holders of the Series A Preferred Shares shall be entitled to be paid out of the assets of the corporation legally available for distribution to its shareholders a liquidation preference of $100 per share in cash (or property having a fair market value as determined by the Board of Directors valued at $100 per share), plus an amount equal to any accrued but unpaid dividends to the date of payment.  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares shall have no right or claims to any of the remaining assets of the corporation.  In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation, the available assets of the corporation are insufficient to pay the amount of the liquidation distributions on all outstanding shares of Series A Preferred Shares and the corresponding amounts payable on all shares of Parity Preferred Shares, then the holders of Series A Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.  Neither the consolidation or merger of the corporation with or into any other corporation, trust, or entity (or of any other corporation with or into the corporation) nor the sale, lease, or conveyance of all or substantially all of the property or business of the corporation shall be deemed to constitute a liquidation, dissolution or winding up of the corporation for the purpose of this Paragraph (e) of this Item (i).

(f)                                   (1)  The corporation, at its option, upon not less than 30 or more than 60 days written notice, may redeem shares of Series A Preferred Shares, in whole or in part, at any time and from time to time, for a cash redemption price of $100 per share, plus all accrued and unpaid dividends to the date fixed for redemption (except as provided below).

(2)                                 The redemption price of the Series A Preferred Shares (other than the portion thereof consisting of accrued but unpaid dividends) shall be payable solely out of funds legally available for the redemption of capital shares, but subject to any regulatory requirements or agreement of the corporation, including any agreement relating to its indebtedness, which prohibits the redemption of capital shares or provides that such redemption would constitute a violation of, or a breach of or a default under such regulatory requirement or agreement or any legal restriction or prohibition.  Holders of Series A Preferred Shares to be redeemed shall surrender such shares at the place designated in the notice of redemption and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender.  If notice of redemption has been given and if the corporation has set aside in trust the funds necessary for the redemption, then from and after the redemption date:  (i) dividends shall cease to accrue on such shares of Series A Preferred Shares; (ii) such shares of Series A Preferred Shares shall no longer be deemed outstanding; and (iii) all rights of the holders of such shares shall terminate, except the right to receive the redemption price.  If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the corporation.

(3)                                 Unless full cumulative dividends on all shares of Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, no shares of Series A Preferred Shares shall be redeemed unless all outstanding shares of Series A Preferred Shares are simultaneously redeemed, and the corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Shares (except by exchange for Junior Shares); however, the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Shares pursuant to the purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Shares.

(4)                                 Notice of redemption shall be mailed by the corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on the shares transfer records of the corporation.  No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Shares except as to the holder to whom notice was defective or not given.  Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Shares to be redeemed; (iv) the place or places where the Series A Preferred Shares is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.  If fewer than all shares of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Shares to be redeemed from such holder.

(5)                                 The holders of Series A Preferred Shares at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable with respect to such Series A Preferred Shares on the corresponding Dividend Payment Date, notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the corporation’s default in the payment of the dividend due.  Except as provided above, the corporation will make no payment or allowance for unpaid dividends, regardless of whether in arrears on called Series A Preferred Shares.

(6)                                 The Series A Preferred Shares have no stated maturity and shall not be subject to any sinking fund or mandatory redemption.  The Series A Preferred Shares are not convertible into any other securities of the corporation.

(g)                                  (1)  Except as may be required by law or as otherwise expressly provided in this Item (i) of this Article III, the holders of Series A Preferred Shares shall not be entitled to vote.  On all matters with respect to which the Series A Preferred Shares are entitled to vote, each share of Series A Preferred Shares shall be entitled to one vote.

(2)                                 As long as any shares of Series A Preferred Shares remain outstanding, the corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Shares (voting as a separate class): (i) amend, alter, or repeal the provisions of these Restated Articles of Incorporation, whether by merger, consolidation, or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege, or voting power of the Series A Preferred Shares or the holders thereof; however, as long as the Series A Preferred Shares remain outstanding with its terms materially unchanged, taking into account that upon the occurrence of an Event, the corporation may not be the surviving entity, the occurrence of an Event shall not be deemed to materially and adversely affect such rights, preferences, privileges, or voting power of the holders of Series A Preferred Shares, and (ii) any increase in the amount of authorized shares of the Series A Preferred Shares or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges, or voting powers.

(3)                                 Notwithstanding the foregoing, the Series A Preferred Shares shall not be entitled to vote, and the foregoing voting provisions shall not apply, if at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of the Series A Preferred Shares have been redeemed or called for redemption, and sufficient funds have been deposited in trust for the benefit of the holders of the Series A Preferred Shares to effect such redemption.

3.02                        Certificates for Shares.  The shares of the corporation shall be represented by certificates signed by the Chairman of the Board of Directors (if such office is filled), President or a Vice President of the corporation, and also may be signed by the Treasurer, Assistant Treasurer, Secretary or Assistant Secretary of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof.  A certificate representing shares shall state upon its face that the corporation is formed under the laws of the State of Michigan, the name of the person to whom it is issued, the number and class of shares, and the designation of the series, if any, which the certificate represents, and such other provisions as may be required by the laws of the state of Michigan.

3.03                        Transfer of Shares.  The shares of the capital stock of the corporation are transferable only on the books of the corporation and only upon surrender of the certificate therefor, properly endorsed for transfer, and the presentation of such evidences of ownership and validity of the assignment as the corporation may require.

3.04                        Registered Shareholders.  The corporation shall be entitled to treat the person in whose name any share of stock is registered as the owner thereof for purposes of dividends and other distributions in the course of business, or in the course of recapitalization, merger, plan of share exchange, reorganization, sale of assets, liquidation or otherwise and for the purpose of votes, approvals and consents by shareholders, and for the purpose of notices to shareholders, and for all other purposes whatever, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not the corporation shall have notice thereof, save as expressly required by the laws of the State of Michigan.

3.05                        Lost or Destroyed Certificates.  Upon the presentation to the corporation of a proper affidavit attesting the loss, destruction or mutilation of any certificate or certificates for shares of stock of the corporation, the Board of Directors shall direct the issuance of a new certificate or certificates to replace the certificates so alleged to be lost, destroyed or mutilated.  The Board of Directors may require as a condition precedent to the issuance of new certificates a bond or agreement of indemnity, in such form and amount and with such sureties, or without sureties, as the Board of Directors may direct or approve.

ARTICLE IV

SHAREHOLDERS AND MEETINGS OF SHAREHOLDERS

4.01                        Place of Meetings.  All meetings of shareholders shall be held at the principal office of the corporation or at such other place as shall be determined by the Board of Directors and stated in the notice of meeting.

4.02                        Annual meeting.  The annual meeting of the shareholders of the corporation shall be held on such date, and at such times as the Board of Directors may select.  Directors shall be elected at each annual meeting and such other business, as may properly come before the meeting, shall be considered.

4.03                        Special Meetings.  Special meetings of shareholders may be called only by the Board of Directors, or by the Chairman of the Board of Directors (if such office is filled) or by the President.  At any special meeting of shareholders, the business which may be transacted shall be limited to that which was specifically stated in the notice of such special meeting provided to shareholders.

4.04                        Notice of Meetings.  Except as otherwise provided by statute, written notice of the time, place and purposes of a meeting of shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at the meeting, either personally or by mailing such notice to his or her last address as it appears on the books of the corporation.  No notice need be given of an adjourned meeting of the shareholders provided the time and place to which such meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting.  However, if after the adjournment a new record date is fixed for the adjourned meeting a notice of the adjourned meeting shall be given to each shareholder of record on the new record date entitled to notice as provided in this Bylaw.

4.05                        Record Dates.  The Board of Directors may fix in advance a date as the record date for the purpose of determining shareholders entitled to notice of and to vote at a meeting of shareholders or an adjournment thereof, or to express consent or to dissent from a proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of a dividend or allotment of a right, or for the purpose of any other action.  The date fixed shall not be more than 60 nor less than 10 days before the date of the meeting, nor more than 60 days before any other action.  In such case only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of and to vote at such meeting or adjournment thereof, or to express consent or to dissent from such proposal, or to receive payment of such dividend or to receive such allotment of rights, or to participate in any other action, as the case may be, notwithstanding any transfer of any stock on the books of the corporation, or otherwise, after any such record date.  Nothing in this Bylaw shall affect the rights of a shareholder and his or her transferee or transferor as between themselves.

4.06                        List of Shareholders.  The Secretary of the corporation or the agent of the corporation having charge of the stock transfer records for shares of the corporation shall make and certify a complete list of the shareholders entitled to vote at a shareholders’ meeting or any adjournment thereof.  The list shall be: arranged alphabetically within each class and series, with the address of, and the number of shares held by, each shareholder; produced at the time and place of the meeting; subject to inspection by any shareholder during the whole time of the meeting; and prima facie evidence as to who are the shareholders entitled to examine the list or vote at the meeting.

4.07                        Quorum.  Except in circumstances requiring a greater quorum by the Articles of Incorporation or by the laws of the State of Michigan, the shareholders present at a meeting in person or by proxy who, as of the record date for such meeting, were holders of a majority of the outstanding shares of the corporation entitled to vote at the meeting shall constitute a quorum at the meeting. Whether or not a quorum is present, a meeting of shareholders may be adjourned by a vote of the shares present in person or by proxy.  When the holders of a class or series of shares are entitled to vote separately on an item of business, this Bylaw applies in determining the presence of a quorum of such class or series for transaction of such item of business.

4.08                        Proxies.  A shareholder entitled to vote at a meeting of shareholders or to express consent or dissent without a meeting may authorize other persons to act for the shareholder by proxy.  A proxy shall be signed by the shareholder or the shareholder’s authorized agent or representative and shall not be valid after the expiration of three years from its date unless otherwise provided in the proxy.  A proxy is revocable at the pleasure of the shareholder executing it except as otherwise provided by the laws of the State of Michigan,

4.09                        Voting.  Each outstanding share is entitled to one vote on each matter submitted to a vote, unless otherwise provided in the Articles of Incorporation.  Votes shall be cast in writing signed by the shareholder or the shareholder’s proxy.  Except as otherwise provided by the Articles of Incorporation, directors shall be elected by a plurality of the votes cast at any election.

ARTICLE V

DIRECTORS

5.01                        Number.  The business and affairs of the corporation shall be managed by a Board of Directors.  The Board of Directors shall consist of not less than five (5) nor more than fifteen (15) persons, and the number of directors shall be fixed by the Board of Directors from time to time.  The directors need not be residents of Michigan or shareholders of the corporation.

5.02                        Election, Nomination, Resignation and Removal.  Directors shall be elected at each annual meeting of the shareholders, each to hold office for the term specified in the Articles of Incorporation and until the director’s successor is elected, or until the director’s resignation or removal.  A shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders only if written notice of such shareholder’s intent to nominate such person or persons has been received by the Secretary of the corporation not later than sixty (60) days in advance of such annual meeting, which notice shall set forth (a) the names and residence or business addresses of each person to be nominated and of the shareholder intending to make the nomination, (b) a representation that the shareholder is a record owner of stock entitled to vote at such meeting, and (c) such other information regarding each proposed nominee as would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission applicable to persons who are nominated for election by the Board of Directors of the corporation.  A director may resign by written notice to the corporation.  The resignation is effective upon its receipt by the Secretary of the corporation or at such subsequent time as may be set forth in the notice of resignation.  A director or the entire Board of Directors may be removed, but only for cause, by vote of the holders of a majority of the outstanding shares entitled to vote at an election of directors.

5.03                        Vacancies.  Vacancies in the Board of Directors occurring by reason of death, resignation, removal, increase in the number of directors or otherwise may be filled only by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors.  Each person so elected shall serve as a director for a term of office continuing until the next election of the class of directors for which such new director was elected.  A vacancy that will occur at a specified date, by reason of a resignation effective at a later date or otherwise, may be filled before the vacancy occurs, but the newly elected director may not take office until the vacancy occurs.

5.04                        Annual Meeting.  The Board of Directors shall meet each year immediately after the annual meeting of the shareholders, or within three days of such time excluding Sundays and legal holidays if such later time is deemed advisable, at the place where such meeting of the shareholders has been held or such other place as the Board of Directors may determine, for the purpose of appointing officers and considering such other business as may properly be brought before the meeting; provided that, if less than a majority of the directors appear at the annual meeting of the Board of Directors, the holding of such annual meeting shall not be required and the matters which might have been taken up therein may be taken up at any later regular or special meeting, or by written consent.

5.05                        Regular and Special Meetings.  Regular meetings of the Board of Directors may be held at such times and places as the Board of Directors may from time to time determine.  Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors (if such office is filled) or the President and shall be called by the President or Secretary upon the written request of any two directors.

5.06                        Notices.  No notice shall be required for annual or regular meetings of the Board of Directors or for adjourned meetings, whether regular or special.  Two days’ written notice shall be given for special meetings of the Board of Directors, and such notice shall state the time, place and purpose or purposes of the meeting.

5.07                        Quorum.  A majority of the Board of Directors then in office, or of the members of a committee thereof, constitutes a quorum for the transaction of business.  The vote of a majority of the directors present at any meeting at which there is a quorum shall be the acts of the Board of Directors or of the committee, except as a larger vote may be required by the laws of the State of Michigan.  A member of the Board of Directors or of a committee designated by the Board of Directors may participate in a meeting by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can communicate with each other.  Participation in a meeting in this manner constitutes presence in person at the meeting.

5.08                        Executive and Other Committees.  The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, appoint three or more members of the Board of Directors as an executive committee to exercise all powers and authorities of the Board of Directors in management of the business and affairs of the corporation, except that the committee shall not have power or authority to (a) amend the Articles of Incorporation; (b) adopt an agreement of merger or consolidation; (c) recommend to shareholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets; (d) recommend to shareholders a dissolution of the corporation or revocation of a dissolution; (e) amend these Bylaws; (f) fill vacancies in the Board of Directors; or (g) unless expressly organized for that purpose and authorized by the Board of Directors, declare a dividend or authorize the issuance of stock.

The Board of Directors from time to time may, by like resolution, appoint such other committees of one or more directors to have such authority as shall be specified by the Board of Directors in the resolution making such appointments.  The Board of Directors may designate one or more directors as alternate members of any committee who may replace an absent or disqualified member at any meeting thereof.

5.09                        Dissents.  A director who is present at a meeting of the Board of Directors, or a committee thereof of which the director is a member, at which action an a corporate matter is taken is presumed to have concurred in that action unless the director’s dissent is entered in the minutes of the meeting or unless the director files a written dissent to the action with the person acting as secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the corporation promptly after the adjournment of the meeting.  Such right to dissent does not apply to a director who voted in favor of such action.  A director who is absent from a meeting of the Board of Directors, or a committee thereof of which the director is a member, at which any such action is taken is presumed to have concurred in the action unless the director files a written dissent with the Secretary of the corporation within a reasonable time after the director has knowledge of the action.

5.10                        Compenstion.  The Board of Directors, by Affirmative vote of a majority of directors in office and irrespective of any personal interest of any of them, may establish reasonable compensation of directors for services to the corporation as directors or officers.

ARTICLE VI

NOTICES, WAIVERS OF NOTICE AND MANNER OF ACTING

6.01                        Notices.  All notices of meetings required to be given to shareholders, directors or any committee of directors may be given by mail, telecopy, telegram, radiogram or cablegram to any shareholder, director or committee member at his or her last address as it appears on the books of the corporation.  Such notice shall be deemed to be given at the time when the same shall be mailed or otherwise dispatched.

6.02                        Waiver of Notice.  Notice of the time, place and purpose of any meeting of shareholders, directors or committee of directors may be waived by telecopy, telegram, radiogram, cablegram or other writing, either before or after the meeting, or in such other manner as may be permitted by the laws of the State of Michigan.  Attendance of a person at any meeting of shareholders, in person or by proxy, or at any meeting of directors or of a committee of directors, constitutes a waiver of notice of the meeting except as follows:

(a)                                 In the case of a shareholder, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, or unless with respect to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, the shareholder objects to considering the matter when it is presented.

(b)                                 In the case of a director, unless he or she at the beginning of the meeting, or upon his or her arrival, objects to the meeting or the transacting of business at the meeting and does not thereafter vote for or assent to any action taken at the meeting.

6.03                        Action Without a Meeting.  Except as may be provided otherwise in the Articles of Incorporation for action to be taken by shareholders, any action required or permitted at any meeting of shareholders or directors or committee of directors may be taken without a meeting, without prior notice and without a vote, if all of the shareholders or directors or committee members entitled to vote thereon consent thereto in writing, before or after the action is taken.

ARTICLE VII

OFFICERS

7.01                        Number.  The Board of Directors shall appoint a President, a Secretary and a Treasurer, and may appoint a Chairman of the Board of Directors, and one or more Vice Presidents, Assistant Secretaries or Assistant Treasurers.  Any two or more of the above offices, except those of President and Vice President, may be held by the same person.  No officer shall execute, acknowledge, certify or verify an instrument in more than one capacity if the instrument is required by law, the Articles of Incorporation or these Bylaws to be executed, acknowledged, certified or verified by one or more officers.

7.02                        Term of Office, Resignation and Removal.  An officer shall hold office for the term for which he or she is appointed and until his or her successor is appointed, or until his or her resignation or removal.  An officer may resign by written notice to the corporation.  The resignation is effective upon its receipt by the corporation or at a subsequent time specified in the notice of resignation.  An officer may be removed by the Board of Directors with or without cause.  The appointment of a person to serve as an officer of the corporation does not of itself create contract rights.

7.03                        Vacancies.  The Board of Directors may fill any vacancies in any office occurring for whatever reason and at whatever time.

7.04                        Authority.  All officers, employees and agents of the corporation shall have such authority and perform such duties in the conduct and management of the business and affairs of the corporation as may be designated by the Board of Directors and these Bylaws.

ARTICLE VIII

DUTIES OF OFFICERS

8.01                        Chairman of the Board of Directors.  The Chairman of the Board of Directors, if such office is filled, shall be the chief executive officer of the corporation and shall preside at all meetings of the shareholders and of the Board of Directors at which the Chairman is present.  The Chairman shall see that all orders and resolutions of the Board of Directors are carried into effect, and the Chairman shall have the general powers of supervision and management usually vested in the chief executive officer of a corporation, including the authority to vote all securities of other corporations and business organizations held by the corporation.

8.02                        President.  If the office of Chairman is filled, the President shall be the chief operating officer of the corporation and shall have the general powers of supervision and management over the day-to-day operations of the corporation.  In the absence or disability of the Chairman of the Board of Directors, or if that office has not been filled, the President also shall perform the duties of the Chairman of the Board as set forth in these Bylaws.

8.03                        Vice Presidents.  The Vice Presidents, in order of their seniority, as determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties as the Board of Directors or the President may from time to time prescribe.

8.04                        Secretary.  The Secretary shall attend all meetings of the Board of Directors and of shareholders and shall record all votes and minutes of all proceedings in a book to be kept for that purpose, shall give or cause to be given notice of all meetings of the shareholders and of the Board of Directors, and shall keep in safe custody the seal of the corporation and, when authorized by the Board of Directors, affix the same to any instrument requiring it, and when so affixed it shall be attested by the signature of the Secretary, or by the signature of the Treasurer or an Assistant Secretary.  The Secretary may delegate any of the duties, powers and authorities of the Secretary to one or more Assistant Secretaries, unless such delegation is disapproved by the Board of Directors.

8.05                        Treasurer.  The Treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books of the corporation; and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.  The Treasurer shall render to the President and directors, whenever they may require it, an account of his or her transactions as Treasurer and of the financial condition of the corporation.  The Treasurer may delegate any of his or her duties, powers and authorities to one or more Assistant Treasurers unless such delegation is disapproved by the Board of Directors.

8.06                        Assistant Secretaries and Treasurers.  The Assistant Secretaries, in the order of their seniority, shall perform the duties and exercise the powers and authorities of the Secretary in case of the Secretary’s absence or disability.  The Assistant Treasurers, in the order of their seniority, shall perform the duties and exercise the powers and authorities of the Treasurer in case of the Treasurer’s absence or disability.  The Assistant Secretaries and Assistant Treasurers shall also perform such duties as may be delegated to them by the Secretary and Treasurer, respectively, and also such duties as the Board of Directors may prescribe.

ARTICLE IX

SPECIAL CORPORATE ACTS

9.01                        Orders for Payment of Money.  All checks, drafts, notes, bonds, bills of exchange and orders for payment of money of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

9.02                        Contracts and Conveyances.  The Board of Directors of the corporation may in any instance designate the officer and/or agent who shall have authority to execute any contract, conveyance, mortgage or other instrument on behalf of the corporation, or may ratify or confirm any execution.  when the execution of any instrument has been authorized without specification of the executing officers or agents, the Chairman of the Board of Directors, the President or any Vice President, and the Secretary or Assistant Secretary or Treasurer or Assistant Treasurer, may execute the same in the name and on behalf of this corporation and may affix the corporate seal thereto.

ARTICLE X

BOOKS AND RECORDS

10.01                 Maintenance of Books and Records.  The proper officers and agents of the corporation shall keep and maintain such books, records and accounts of the corporation’s business and affairs, minutes of the proceedings of its shareholders, Board of Directors and committees, if any, and such stock ledgers and lists of shareholders, as the Board of Directors shall deem advisable, and as shall be required by the laws of the State of Michigan and other states or jurisdictions empowered to impose such requirements.  Books, records and minutes may be kept within or without the State of Michigan in a place which the Board of Directors shall determine.

10.02                 Reliance on Books and Records.  In discharging his or her duties, a director or an officer of the corporation, when acting in good faith, may rely upon information, opinions, reports, or statements (including financial statements and other financial data) if prepared or presented by any of the following:

(a)                                 One or more directors, officers, or employees of the corporation, or of a business organization under joint control or common control, whom the director or officer reasonably believes to be reliable and competent in the matters presented.

(b)                                 Legal counsel, public accountants, engineers, or other persons as to matters the director or officer reasonably believes are within the person’s professional or expert competence.

(c)                                  A committee of the Board of Directors of which he or she is not a member if the director or officer reasonably believes the committee merits confidence.

A director or officer is not entitled to rely on the information set forth above if he or she has knowledge concerning the matter in question that makes reliance otherwise permitted unwarranted.

ARTICLE XI

INDEMNIFICATION

11.01                 INDEMNIFICATION OF DIRECTORS.

Subject to and in accordance with the provisions of the Corporation’s Articles of Incorporation, the Corporation shall indemnify a person (including the heirs, personal representatives, and administrators of such person) who was or is a party to, or who is threatened to be made a party to, a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, including, without limitation, an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director of the Corporation, or is or was serving at the request of the Corporation as a director of the Corporation or any wholly owned subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director (or in a similar capacity) of another foreign or domestic corporation or any other entity, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding; provided, however, that any indemnification provided pursuant to this Section 11.01 must be consistent with and permitted by laws and regulations applicable to federally insured depository institutions, including but not limited to regulations of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.  This Section 11.01 is intended to grant the persons herein described the fullest protection not prohibited by existing law in effect as of the effective date of the Articles of Incorporation of the Corporation or such greater protection as may be permitted or not prohibited under succeeding provisions of law.

11.02                 INDEMNIFICATION OF OFFICERS, EMPLOYEES, AGENTS, AND OTHERS.

Subject to and in accordance with the provisions of the Corporation’s Articles of Incorporation, the Corporation has the power to indemnify a person (including heirs, personal representatives, and administrators of such person) who was or is a party to, or who is threatened to be made a party to, a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, including, without limitation, an action by or in the right of the Corporation, by reason of the fact that he or she is or was an officer, employee, or agent of the Corporation or any wholly owned subsidiary of the Corporation, or is or was serving at the request of the Corporation as an officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation (including its wholly owned subsidiaries) or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.  An indemnification under this Section 11.02, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this Section 11.02; upon an evaluation of the reasonableness of expenses and amounts paid in settlement; and upon a determination that indemnification provided pursuant to this Section 11.02 is consistent with and permitted by laws and regulations applicable to federally insured depository institutions, including but not limited to regulations of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.  This determination and evaluation shall be made in any of the following ways: (i) by a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit, or proceeding; (ii) by independent legal counsel in a written opinion; or (iii) by the shareholders who are not parties or threatened to be made parties to the action, suit, or proceeding.

11.03                 ADVANCEMENT OF EXPENSES.

Subject to and not in dimunition of rights contained in the Corporation’s Articles of Incorporation, and upon a determination that any advance or reimbursement made pursuant to this Section 11.03 is consistent with and permitted by laws and regulations applicable to federally insured depository institutions, including but not limited to regulations of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, the Corporation shall pay or reimburse the reasonable expenses incurred by a person described in Section 11.01 above in defending an action, suit, or proceeding described in such Section 11.01 in advance of the final disposition of the proceeding.  Also upon a determination that any advance or reimbursement made pursuant to this Section 11.03 is consistent with and permitted by laws and regulations applicable to federally insured depository institutions, including but not limited to regulations of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, the Corporation shall pay or reimburse the reasonable expenses incurred by a person described in Section 11.02 in defending an action, suit, or proceeding described in such Section 11.02 in advance of the final disposition of the proceeding upon receipt of a written undertaking by or on behalf of such person, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that the person is not entitled to be indemnified by the Corporation.  Such undertaking shall be by unlimited general obligation of the person on whose behalf advances are made but need not be secured.

11.04                 INDEMNIFICATION: INSURANCE.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or any wholly owned subsidiary of the Corporation or is liable as a director of the Corporation or any wholly owned subsidiary of the Corporation, or is or was serving, at the request of the Corporation, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, regardless of whether the Corporation would have power to indemnify him or her against such liability under the provisions of this Article XI; provided, however, that any such insurance shall only provide coverage that is consistent with and permitted by laws and regulations applicable to federally insured depository institutions, including but not limited to regulations of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation .

11.05                 INDEMNIFICATION: CONSTITUENT CORPORATIONS.

For the purposes of this Article XI, references to the Corporation include all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director or officer of such constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise shall (as shall his/her heirs, executors, and administrators) stand in the same position, under the provisions of this Article, with respect to the resulting or surviving corporation as he/she would if he/she had served the resulting or surviving corporation in the same capacity.

ARTICLE XII

CONTROL SHARES AND CONTROL SHARE ACQUISITIONS

12.01                 Control Share Acquisitions.  If the corporation is or becomes subject to Chapter 7B of the Michigan Business Corporation Act, effective on the first day on which the corporation has 100 or more shareholders of record, shares of capital stock of the corporation constituting “control shares” acquired in “control share acquisitions” (as defined in Chapter 7B) shall have the same voting rights as were accorded such shares before the “control share acquisition” only to the extent granted by resolution approved by the shareholders of the corporation in accordance with Chapter 7B.

12.02                 Redemption of Control Shares.  Control shares as to which all of the following conditions are met may be redeemed by the corporation, upon approval by the Board of Directors, at any time after such conditions have been met:

(a)                                 (i)                                     An acquiring person statement has been filed with the corporation, a meeting of the shareholders of the corporation has been held at which the voting rights of the control shares have been submitted to the shareholders for a vote, and the shareholders do not grant full voting rights to the control shares; or

(ii)                                        If an “acquiring person statement” (as such term appears in Section 795 of the Michigan Business Corporation Act) has not been filed with the corporation with respect to a control share acquisition and the redemption is completed during the period ending 60 days after the last acquisition of control shares, or the power to direct the exercise of voting power of control shares, by the acquiring persons; and

(b)                                 The consideration to be paid for the control shares consists of cash, property or securities of the corporation, or any combination thereof, including shares of capital stock of the corporation or debt obligations of the corporation; and

(c)                                  The price to be paid for the control shares does not exceed the fair value of the shares, as determined by the Board of Directors, which value shall not be less than the highest price paid per share by the acquiring person in the control share acquisition.

12.03                 Procedures.  The Board of Directors may, by resolution, adopt procedures for the giving of notice of such redemption to the Nacquiring personn and for the delivery of certificates representing the control shares to be acquired in exchange for the corporation’s payment of fair value therefor.

ARTICLE XIII

AMENDMENTS

13.01                 Amendments.  The Bylaws of the corporation and any Article or provision thereof may be amended or repealed, in whole or in part, by the vote of the holders of a majority of the outstanding voting stock of the corporation or by majority vote of the Board of Directors, provided that notice of the meeting at which such amendment or repeal is to be acted upon includes notice of the proposed amendment or repeal.